UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bertsch, Jeffrey T
   Flexsteel Industries, Inc.
   P. O. Box 877
   Dubuque, IA  52004
2. Issuer Name and Ticker or Trading Symbol
   Flexsteel Industries, Inc.
   FLXS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/09/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President-Corporate Services
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |254,341            |(D)   |                           |
Common Stock               |      |    | |                  |   |           |                   |      |                           |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |111,438*           |(I)   |Contingent Bene. Various Tr|
Common Stock               |      |    | |                  |   |           |                   |      |usts                       |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |66,430             |(I)   |Minor Children as Bene Vari|
Common Stock               |      |    | |                  |   |           |                   |      |ous Trust                  |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |18,250             |(I)   |Custodian for Minor Childre|
Common Stock               |      |    | |                  |   |           |                   |      |n                          |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |16,500             |(I)   |By Wife                    |
Common Stock               |      |    | |                  |   |           |                   |      |                           |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |4411               |(I)   |By Flexsteel Industries    |
Common Stock               |      |    | |                  |   |           |                   |      |                           |
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*Neither this report nor it|      |    | |                  |   |           |                   |      |                           |
s filing shall be deemed an|      |    | |                  |   |           |                   |      |                           |
 admission that the        |      |    | |                  |   |           |                   |      |                           |
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reporting person is, for pu|      |    | |                  |   |           |                   |      |                           |
rposes of Section 16 of the|      |    | |                  |   |           |                   |      |                           |
 Act or otherwise          |      |    | |                  |   |           |                   |      |                           |
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beneficial owner of these s|      |    | |                  |   |           |                   |      |                           |
ecurities.                 |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option                |10.50   |     |    | |           |   |7/28/|7/28/|Flexsteel Co|       |       |5,000       |(D)|            |
                      |        |     |    | |           |   |94   |04   |mmon Stock  |       |       |            |   |            |
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Option                |11.25   |     |    | |           |   |8/16/|8/16/|Flexsteel Co|       |       |5,000       |(D)|            |
                      |        |     |    | |           |   |95   |05   |mmon Stock  |       |       |            |   |            |
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Option                |10.25   |     |    | |           |   |7/30/|7/30/|Flexsteel Co|       |       |5,800       |(D)|            |
                      |        |     |    | |           |   |96   |06   |mmon Stock  |       |       |            |   |            |
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Option                |11.4375 |     |    | |           |   |11/07|11/07|Flexsteel Co|       |       |5,200       |(D)|            |
                      |        |     |    | |           |   |/97  |/07  |mmon Stock  |       |       |            |   |            |
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Option                |10.50   |     |    | |           |   |11/02|11/02|Flexsteel Co|       |       |7,000       |(D)|            |
                      |        |     |    | |           |   |/98  |/08  |mmon Stock  |       |       |            |   |            |
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Option                |13.25   |     |    | |           |   |12/09|12/09|Flexsteel Co|       |       |9,000       |(D)|            |
                      |        |     |    | |           |   |/99  |/09  |mmon Stock  |       |       |            |   |            |
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Option                |10.75   |     |    | |           |   |11/14|11/14|Flexsteel Co|       |       |10,000      |(D)|            |
                      |        |     |    | |           |   |/00  |/10  |mmon Stock  |       |       |            |   |            |
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Option                |10.30   |     |    | |           |   |11/02|11/02|Flexsteel Co|       |       |10,750      |(D)|            |
                      |        |     |    | |           |   |/01  |/11  |mmon Stock  |       |       |            |   |            |
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Option                |15.9250 |12/09|J*  |V|(A)        |A  |12/09|12/09|Flexsteel Co|10,750 |       |10,750      |(D)|            |
                      |        |/02  |    | |           |   |/02  |/12  |mmon Stock  |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
J*      Granted pursuant to the Flexsteel Industries, Inc. 1999 Stock Option
Plan